Exhibit 10.7

STOCK OPTION PLAN OF “WALLBOX CHARGERS, S.L.” FOR MANAGEMENT

Confidential

INDEX

1.	PURPOSE OF THE PLAN	3

2.	PLAN MECHANISM	3

3.	STRIKE PRICE	4

4.	VESTING PERIOD	4

5.	EXERCISE CONDITIONS	5

6.	EXERCISE OF OPTIONS	5

7.	TRANSFER OF OPTIONS	7

8.	TERMINATION OF THE BENEFICIARIES’ EMPLOYMENT	7

9.	EMPLOYMENT MATTERS	7

10.	PERSONAL DATA	8

11.	LISTING OF THE SHARES OF THE COMPANY AND REGULATORY CONSTRAINTS	8

12.	CONFIDENTIALITY	9

13.	TAXATION	9

14.	NOTICES	9

15.	LANGUAGES	10

16.	SEVERABILITY	10

17.	APPLICABLE LAW AND JURISDICTION	10

ANNEX 1: INVITATION NOTICE

ANNEX 2: ROLL-OVER LETTER

ANNEX 3: BENEFICIARY EXERCISE NOTICE		11

ANNEX 4: CLOSING NOTICE

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“WALLBOX CHARGERS, S.L.”

STOCK OPTION PLAN FOR MANAGEMENT

1.	PURPOSE OF THE PLAN

1.1

WALLBOX CHARGERS, S.L. (hereinafter, “Wallbox” or the “Company”) has approved to offer to certain managers and key personnel of the Company (hereinafter, the “Beneficiaries” or, individually, the “Beneficiary”) the possibility of participating in a stock option plan over shares of the Company (the “Options”) which give to any Beneficiary the opportunity to acquire a certain number of ordinary shares (the “Shares”) of the Company, in the terms and conditions set forth below (hereinafter, the “Plan”).

1.2

In the referred framework, this Plan aims to (i) align the interests of the Beneficiaries with the creation of value for the Company, and (ii) allow Beneficiaries to benefit in the future from the value that they contribute to generate with their professional activity in the Company.

1.3

The participation of the Beneficiary in the present Plan is voluntary and will not entail that the Company assumes any sort of undertaking to offer the Beneficiary a participation in future incentive plans which may be agreed by the Company.

1.4	The CEO has been instructed to carry out the following faculties in relation to the Plan:

a)	Determination of the Beneficiaries of the Plan;

b)	Setting of the number of stock options and other conditions of each Beneficiary;

c)	Construction and interpretation of the general conditions of the Plan; and

d)	Any other faculties that may be necessary for the proper interpretation of the Plan.

2.	PLAN MECHANISM

2.1

The maximum number of Shares that shall underlie all of the Options included in this Plan shall be, at the Effective Date (as defined below), equivalent to 2.947 shares of the current share capital of the Company.

2.2

Such percentage will be therefore subject to dilution, as any other shares, in the event that future capital increases are carried out in the Company, or that additional new rights or benefits not foreseen in this Plan are created.

2.3	Options under this Plan shall be granted over ordinary shares of the Company, which as of the date of this Plan are class A shares in accordance with the approved text of the Bylaws of the Company.

2.4	The Board of Directors of the Company, through the CEO or any of its members, shall deliver a personal notice to each Beneficiary (hereinafter, the “Invitation Notice”),

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with an invitation to participate in the Plan, which shall contain, among others, (i) the number of Options granted to the Beneficiary; and, where appropriate (ii) the individual conditions governing the participation of the Beneficiary in the Plan (hereinafter, the “Particular Conditions”). Form of the Invitation Notice is attached hereto as Annex 1 to this Plan.

2.5	Together with the Invitation Notice, each Beneficiary will receive a copy of this Plan.

2.6	For the purposes of this Plan, the date of concession shall be that date indicated in the Invitation Notice except where expressly set forth herein (hereinafter, the “Concession Date”).

2.7

In proof of its acceptance to participate in the Plan, the Beneficiary shall deliver to the Company an executed copy of the Invitation Notice within the term to that effect stated in the Invitation Notice. The execution of the Invitation Notice by the Beneficiary shall entail its acceptance of each and every one of the terms and conditions set forth in the General Conditions and in the Particular Conditions.

2.8

In case the Beneficiary fails to deliver the Invitation Notice duly signed within the term established, it shall be understood that it refrains from participating in the Plan to all effects, not acquiring, consequently, the condition of Beneficiary.

2.9

The granting of the Options shall be governed by the terms and conditions of this Plan and, where appropriate, by the Particular Conditions which may be set forth in the Invitation Notice. In case of conflict between the general conditions of this Plan and the Particular Conditions set forth in the Invitation Letter, the latter shall prevail.

3.	STRIKE PRICE

3.1

The exercise or strike price of the Options will be the price per share to be paid by the Beneficiary for the Shares to be acquired, and which shall be expressly specified in the Invitation Notice (or Roll-Over Letter) for each Beneficiary (hereinafter, the “Strike Price”).

3.2

Such Strike Price will automatically be updated in the event of share splits or increase in the par value (valor nominal) of the Company’s Shares from the Concession Date and until the time of exercise of the Option.

4.	VESTING PERIOD

4.1

The vesting period shall be of three years starting on the Concession Date, during which the Options shall progressively vest for the Beneficiary, to the extent the conditions set forth in this Plan are met (hereinafter, the “Vesting Period”).

4.2	In this regard, the Options will be consolidated proportionally on an annual basis, on the last day of each year, at a rate of 1/3 per year accordingly with the Vesting Dates set in the Annex I.

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4.3	Consequently, at the end of the referred three years period, the Options shall have completely vested.

4.4

In any case, and taking into consideration the concurrence of particular circumstances, the Company may set forth a different Vesting Period in the Particular Conditions included in the Invitation Notice received by a Beneficiary, which shall in any case be agreed with the particular Beneficiary.

4.5	The Company may at any time grant an accelerated vesting right in relation to the part of the Options pending to be vested to the Beneficiaries as it may consider necessary or convenient.

4.6

In case of suspension of the professional relationship during the Vesting Period due to illness, accident, maternity or paternity or any other non-voluntary temporary leave or absence, the Options shall continue to vest in the same terms and conditions regardless of such leave or absence.

5.	EXERCISE CONDITIONS

5.1	Compliance with each and every one of the following conditions shall be an essential requisite for a Beneficiary to exercise the Options (the “Exercise Conditions”:

a)	That the Options to be exercised have vested, according to the Vesting Period conditions established in section 4 above;

b)

That no mandatory lock-up period is in force in accordance with applicable regulations, and in particular in the cases foreseen in section 11 below, which may entail limitations for the exercise by the Beneficiary of its Options in accordance with this Plan (the “Mandatory Lock-Up”);

c)	That the Company has not initiated a Temporary Suspension of exercise in accordance with Section 6.8 below; and

d)	That any other particular conditions included in the Beneficiary’s Invitation Notice have been fulfilled.

6.	EXERCISE OF OPTIONS

6.1

Beneficiaries will be entitled to execute their vested Options from the date immediately following the fulfilment of all the Exercise Conditions set forth in section 5 above (subject to section 6.8 below).

6.2

The Beneficiary shall notify to the Company its decision to exercise his/her Options by delivering to the Board of Directors of the Company a notice of exercise duly completed and signed in the terms set forth in Annex 3 to this Plan (hereinafter, the “Beneficiary Exercise Notice”).

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6.3

The Beneficiary shall have a maximum term of 5 years to exercise the Options the (“Exercise Period”). Should a Beneficiary fail to exercise his/her Options, any rights under this Plan would be forfeited.

6.4

From receipt of the Beneficiary Exercise Notice by the Company, the Company in the next General Shareholders’ Meeting will increase the share capital and issue the corresponding ordinary shares as a result of the exercise of the Options and shall communicate to the Beneficiaries the date of acquisition of such shares (hereinafter, the “Closing Notice”). The term between the Beneficiary Exercise Notice and the Closing Notice may not exceed 3 months. Attached as Annex 4 is the template of Closing Notice that shall be used by the Company.

6.5

Prior or simultaneous to any acquisition of the Shares in exercise of the Options under this Plan, the Beneficiary shall expressly adhere to each and every one of the covenants contained in the relevant applicable shareholders’ agreement of the Company, if any, and expressly assume all the obligations set out therein, by providing the corresponding adhesion notice or notarial accession deed if required by the Company. Should the shareholders’ agreement contain classes of shares or categories of shareholders different from those currently containing, the Beneficiary will be included in the ordinary class of shares.

6.6

In relation to the foregoing, by participating in this Plan, the Beneficiaries acknowledge and accept that shareholders agreement of the Company contains a preferential liquidation clause which could entail an unequal distribution of the proceeds in favor of certain shareholders in certain potential liquidation events defined under the shareholders agreement in detriment of the other shareholders, and therefore of the price to be eventually received by the Beneficiary of its underlying Shares.

In this regard, the Beneficiaries hereby accept the application of such liquidation preference clause and the fact that their underlying shares are ordinary shares and could therefore be affected by application of such liquidation preference, in the same (and in no worse) terms and conditions than it would affect the remaining shares of the Company not subject to such preference.

In addition to the foregoing, the Beneficiaries further accept that, during the term of this Plan, the conditions of the preferential liquidation clause may be modified and that such liquidation preference shall also be applicable to the underlying shares in the same terms and conditions (and in no worse) that would be applicable to the remaining shares of the Company not subject to such preference.

6.7

In the event that the Beneficiary breaches any of the obligations under sections 6.5 and 6.6 above, the rights of the Beneficiary under this Plan shall automatically be forfeited and, if applicable, the ownership of its shares shall also be forfeited. In this regard, by the acceptance to participate in this Plan, each Beneficiary expressly authorises the Company to carry out a capital reduction by amortization of shares and grants all consents (including to vote in favour of the relevant resolutions) which may be necessary to carry out such amortization. If it proves necessary, the Beneficiary shall

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reiterate the consents and shall document in the form that the Company deems appropriate and shall make use of his/her rights as shareholders to completely and timely fulfil the covenants contained in this section.

6.8

The Board of Directors shall be entitled to temporarily suspend the exercise of the Options (or a certain number of them) due to applicability of mandatory legal provisions or of resolutions or requests from regulatory authorities or in cases where the Board may resolve that the exercise of such Options may materially adversely affect or be detrimental to the Company or the value of the shares (the “Temporary Suspension”) provided that such Temporary Suspension shall be subject to applicable regulations and shall (except where legally compelled to a longer term) be in force for a maximum continued term of 3 months and in any case for no more than 9 alternative months during a 12 month period.

7.	TRANSFER OF OPTIONS

7.1

The Options shall not be transferable inter vivos, non-assignable or not disposable on the basis of any other title in favour of a third-party, nor may they be encumbered or charged or used as a guarantee.

7.2

The rights over the Options shall automatically be transferred to the heirs of Beneficiaries in the case of death prior to the exercise for any vested Options, in which case the heirs may exercise the Options in the terms and conditions described in this Plan.

8.	TERMINATION OF THE BENEFICIARIES’ EMPLOYMENT

8.1

In the event of termination of the employment relationship with the Company, for any cause, the Beneficiary (or his/her successors in the event of death) shall keep its rights under the Plan in relation with any Options already vested, according to the Vesting Period referred in section 4 above, at the time of such termination. As such, the Beneficiary shall only lose the right to exercise the part of the Options which were not vested at the time of termination.

9.	EMPLOYMENT MATTERS

9.1

The participation of the Beneficiary in the Plan and the granting of Options shall not trigger any compensation right in favour of the Beneficiary in the case of termination of the employment or services agreement for any cause. In this sense, the value of the Options does not constitute, at the date of granting, a remuneration and shall be outside the scope of the employment or services agreement of the Beneficiary nor has a salary nature.

9.2

In the event that a Beneficiary is employed or contracted or resides in a country with laws that prescribe certain requirements for the correct application of this Plan, whatever their nature may be, the Board of Directors may at its discretion modify the terms of the Plan for the purpose of qualifying the Plan under such laws of such country; provided, however, that to the extent possible, the overall terms and conditions of the Plan remain as similar as possible, but in no event be made more favorable to the Beneficiary.

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9.3

In no event shall the potential gains deriving from this Plan be computable in the pensionable or regulating salary that serves as a base to determine the voluntary improvements of the protective action of Social Security from which the Beneficiary may benefit. As they do not have a salary nature, neither the participation in the plan nor the granting of the options will be taking into account for any calculation derived from the employment relationship or the compensation that could have been derived from it for any reason.

10.	PERSONAL DATA

10.1

The Beneficiary acknowledges and accepts that in order to correctly fulfill and comply with the obligations contained herein, it will be necessary to communicate certain personal information and data arising from the employment relationship to third parties or entities that must intervene for the correct management of the Plan, such as the Company, stock exchange market agents, management consulting companies or financial entities. To these effects, it is expressly agreed that the Company might incorporate its data to a personal data file and to assign it, given the case, to other companies of the group if considered necessary for the proper management of the Plan.

10.2	The Beneficiary commits to submit a written communication to the Board of Directors of the Company if there is any variation or modification regarding his/her personal data.

10.3	The access, rectification, cancellation and opposition rights may be exercised by written communication to the Company.

11.	LISTING OF THE SHARES OF THE COMPANY AND REGULATORY CONSTRAINTS

11.1

The Board of Directors shall be entitled to amend this Plan at any time to the extent necessary to adapt its content to such regulations and/or mandatary restrictions to which the shares of the Company, the Company itself or the Beneficiaries may be subject as a consequence of the Company’s shares becoming listed in a regulated stock market.

11.2

In addition, to the extent such regulations imply the need to amend the content of Invitation Notices, the Board of Directors shall also be entitled to unilaterally effect those amendments, provided that it shall (i) notify the affected Beneficiaries in writing as soon as reasonably practicable including the details of the necessary amendments being put into effect; and (ii) limit the amendments solely to those necessary to adapt them to applicable regulations and/or market policies.

11.3

By participating in this plan, the beneficiaries acknowledge and accept the need for any such potential amendments to be implemented in accordance with applicable law and regulations. in this regard, the beneficiaries hereby undertake to take any actions

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and sign any documents as may be necessary or convenient to execute the necessary changes, waiving any right they may have to oppose to, suspend or delay in any way whatsoever the implmentation or applicability of such amendments .

11.4

In addition, the beneficiaries further acknowledge and agree that the shares of the company may be contributed into a holding company for the purposes of its listing and that the stock options held by the beneficiaries under this plan may need to be transferred and rolled-over to a new plan of such holding company, provided that the terms of the new plan shall in no case be less favorable to the beneficiaries than the terms of this plan.

12.	CONFIDENTIALITY

12.1

During the term of the Plan and after its extinction, the Beneficiaries undertake to keep as strictly confidential any information regarding the Company, its business and/or the present Plan, that they might have access to during the term of their employment or professional relationship, as well as the information regarding their participation in the Plan and the terms and conditions of such participation.

13.	TAXATION

13.1

Any tax that might arise from the granting and/or exercise of the Options, shall be on the account of the relevant Beneficiary or, given the case, of his/her successors. Furthermore, the social security contributions which are legally attributable to the Beneficiary shall be borne by him.

13.2

Any retention shall be practiced in compliance with the applicable tax legislation at every moment, even if such retention would not have been practiced and required by the tax authorities, shall be borne by the Beneficiary and, given the case, his/her successors.

13.3

Likewise, given the case, the Beneficiary shall be responsible for the payment on account of the Personal Income Tax or equivalent tax, as a consequence of the income generated by the exercise of the Options, even if originally such income would not have been charged, but the tax authorities require it afterwards.

14.	NOTICES

14.1	Any notification or communication to any Beneficiary shall be made in writing and delivered by hand or sent to the address or email address that the Beneficiary has communicated to the Company.

14.2	Any notification or communication to the Company shall be made in writing and delivered to the Board of Directors at the registered office of the Company and shall be effective upon receipt.

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15.	LANGUAGES

15.1

The English version of this Plan is the only enforceable version. Should any conflict arise between the English language version of this Plan and any translation hereof, the English language version shall prevail.

16.	SEVERABILITY

16.1

If any provision of this Plan is determined to be invalid or unenforceable in whole or in part, for any present or future reason, such invalidity or unenforceability shall not affect the enforceability of any of the remaining provisions hereof. This Plan shall be construed in such a way as if such invalid or unenforceable provision had never been contained herein. For these purposes, this Plan shall no longer be valid exclusively with respect to the null or invalid provision, and none of the remaining parts or provisions of this Plan shall be null, invalid, prejudiced or affected by such nullity or invalidity, except that due to resulting essential to this Plan it affected the Plan as a whole.

17.	APPLICABLE LAW AND JURISDICTION

17.1	This Plan shall be governed by and construed in accordance with the Laws of Spain.

17.2

Any dispute, controversy, issue or claim arising out of the performance or interpretation of this Plan, or relating thereof, directly or indirectly, shall be settled by the Courts of the city of Barcelona.

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ANNEX 3: BENEFICIARY EXERCISE NOTICE

Mr. [member of the Board of Directors of WALLBOX CHARGERS, S.L.]

Member of the Board of Directors of

WALLBOX CHARGERS, S.L

[city], [date]

Dear Mr. / Ms. [...],

I hereby give notice of:

☐	My intention to exercise the vested Options that were granted to me in the Invitation Notice to the Stock Option Plan on [date of invitation], in the form established by the Board of Directors, that is by means of the acquisition of the number of shares underlying the Options that correspond to me.

[Additionally, I acknowledge and accept my obligation of entering into the shareholders agreement of the Company, assuming all the terms and conditions set forth therein, as well as undertake the obligation to grant limited and irrevocable powers of attorney in favor of the Company, regarding the rights assumed by virtue of my adhesion to the shareholders agreement of the Company, or any subsequent agreement regulating the rights and obligations of the shareholders of the Company.][1]

☐	My intention not to exercise the Options that were granted to me in the Invitation Notice to the Stock Option Plan on [date of invitation].

Sincerely,

Mr./Ms. [...]
[DNI/Passport]: [...]

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